Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ERYTECH Pharma S.A.

We consent to the use of our report included herein and to the references to our firm under the heading “Experts” in the prospectus.

Lyon, October 6, 2017

KPMG Audit

Department of KPMG S.A.

/s/ Sara Righenzi de Villers

Sara Righenzi de Villers

Partner